Exhibit 2.6


STATE OF TEXAS              ss.
                            ss.                      ASSET PURCHASE AGREEMENT
COUNTY OF PECOS             ss.


      This Asset Purchase Agreement is made and entered into this the 30th day of September, 2003, by and between WIRELESS FRONTIER INTERNET, INC., a Texas. (hereinafter referred to as "Buyer") and Bartell & Griffith, LTD. L.L.P., (hereinafter referred to as "Seller"), and is as follows:

                                 WITNESSETH:

      WHEREAS, Seller is the owner and holder of certain personal property, equipment and assets operated under the name of X-Ramp (the "Business"); and

      WHEREAS, Buyer desires to purchase and acquire certain assets as well as lease certain assets incidental to such business.

      NOW, THEREFORE, FOR AND IN CONSIDERATION of the terms and provisions hereof, Seller and Buyer do hereby and herein covenant and agree as follows:

                                       I.
                          PURCHASE AND SALE OF ASSETS.

      On the terms and subject to the conditions herein set forth, on the Closing Date, Seller shall, and does hereby agree to, convey, transfer, sell and deliver unto Buyer, for the consideration hereinafter provided, all assets owned, held or claimed by Seller described or referenced in Exhibit "A" (the "Assets") attached hereto including, but not limited to, equipment, accounts receivable, trademarks, if any, trade name, user base, client list, files and information, goodwill, exclusive use of the domain name xramp.net" and any other associated names, all of Seller's rights under its contracts, licenses and agreements and any and all other assets or rights used, owned or held in connection with the operation of the businesses known as X-Ramp at the locations hereinafter delineated as well as the assumption of specific debts delineated in Exhibit "B" attached hereto. However, the Assets shall not include cash on hand or currently in the name of the Business deposited in a Depository Institution.

                                      II.
                                 PURCHASE PRICE

      The purchase price shall be calculated as follows: Buyer shall pay Seller $185.00 per customer for 750 "Dial Up" customers and $586.00 per customer for 50 wireless customers and $46,950.00 for the equipment delineated in Exhibit "A" for a total purchase price of $215,000.00, subject to the outstanding debt of $50,000.00 bringing the total unencumbered value of the Assets to $165,000.00. This unencumbered value of the business will be paid in one issue of Ru1e 144 restricted shares of Buyer payable based on the trading price of Buyer's common stock on April 16, 2004. Additionally, Buyer agree to place in escrow a sufficient number of free trading shares of Buyer's common stock pursuant to separate escrow agreement to pay Seller's outstanding debt of $50,000.00 which will be liquidated piecemeal and the sales proceeds thereof paid directly to the debt holder, over a 30 to 60 day period following the closing date. During such time period, Buyer shall make Seller's debt payments and absorb the cost of liquidating the stock placed in escrow.

                                      III.
                                 LEASE OF ASSETS

      A. Personal Property Lease. On the terms and subject to the conditions herein set forth, on the Closing Date, Seller shall, and does hereby agree to lease to Buyer, for the consideration hereinafter provided for, any encumbered assets owned, held or claimed by Seller, if any. Upon satisfaction of the outstanding debt described or referenced above all such encumbered assets will transfer and convey unto Buyer as if originally transferred with the unencumbered assets.

      B. Real Property Lease. On the terms and subject to the conditions herein set forth, on the Closing Date, Seller shall, and does hereby agree to assign and Buyer hereby agrees to assume the real property lease owned, held or claimed by Seller used in connection with the operation of the Business, provided the landlord under the lease consents thereto.

                                      IV.
                           ADJUSTMENTS OF SALES PRICE

      Buyer and Seller shall make the following adjustment at closing:

1. Buyer and Seller agree to prorate all personal property taxes owed for the year 2003 on the Assets as the 30th of September, 2003.

                                       V.
                                 TIME OF CLOSING

A. The Closing Date pursuant to the terms hereof shall be on or before the 21st day of November, 2003, at 2:00 p.m. but effective as of the close of business the 30th day of September, 2003. Closing shall be held at Strategic Abstract & Title Corporation, 122 N. Main, Fort Stockton, Texas, unless another time and place are mutually agreed upon by the parties hereto.

B. At the Closing, Seller and Buyer shall deliver all documents and payments, necessary or desirable to convey to Buyer all right, title or interest in the Assets in form suitable to both Buyer and Seller and Buyer's and Seller's counsel including:

(1) Seller shall prepare and deliver to Buyer an assumption agreement for the lease, ready for execution for the premises of the Business

(2) Seller shall deliver to Buyer any and all Certificates of Title necessary for the transfer of title; if any, of the Assets;

(3) Seller shall deliver to Buyer an abandonment, ready for filing, of any assumed names of the Business;

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(4)   Seller shall provide a UCC certificate from the Secretary of State of
      Texas, showing no debt owing or liens on the Assets.

(5) Buyer shall, if necessary, prepare and execute at closing a DBA for the Business.

(6) Seller shall provide Buyer a Certificate of Account Status showing good standing from the Comptroller of Public Accounts of the State of Texas.

(7) Seller shall deliver to Buyer a Bill of Sale in form and substance suitable to convey the Assets;

(8) Seller will prepare and execute an Assignment of the Contracts delineated in Exhibit "C."

(9) Buyer and Seller will execute the Escrow Agreement for the benefit of Seller.

(10) Buyer shall irrevocably instruct stock transfer agent to issue stock to the Seller as delineated in this Agreement, on April 16, 2004.

(11) Seller shall provide Corporate Resolutions from the Shareholders and Directors of the General Partner of Seller authorizing the sale of all the assets of Seller and the entry into this contract as well as authorizing the President to execute any documents necessary to consummate the transaction.

                                      VI.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller hereby warrants and represents to Buyer that:

A. Organization and Standing. Seller is a Limited Liability Company duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite power and authority to carry on its business as it is now being conducted.

B. Seller represents and warrants that it is the sole owner of the Assets referenced and described in Exhibit "A" attached hereto or referenced herein with full right, power and authority to sell, lease or dispose of same, and that the Assets shall be conveyed or leased to Buyer free and clear of any debt, lien or other encumbrance whatsoever.

C. To the extent relating to or affecting the Assets being conveyed or Leased hereby, Seller will operate (up to the Closing Date) the Business in the usual and ordinary manner and has not:

(1) Borrowed or agreed to borrow any funds or incurred, or become subject to, any obligation or liability (absolute or contingent) covering the Assets conveyed hereby;

(2) Except in the ordinary course of business and consistent with the past practice of Seller, sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of any of the Assets, canceled, or otherwise terminated, or agreed to cancel or otherwise terminate, any debts or claims owed to the Seller in connection with the Assets;

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(3)   Entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of the Assets (including management and control thereof), or requiring the consent of any party to the transfer and assignment of the Assets (including management and control thereof);

(4) Suffered any damages, destruction or losses or waived any rights of value which in the aggregate are material, considering its business;

(5) Other than in the ordinary course of business, made or permitted any amendment or termination of any contract, agreement or license to which it is a party or by which it or any of the Assets are subject;

(6) Except as shown in Exhibit "D", incurred or become subject to any claim or liability for damages or alleged damages for actual or alleged negligence or other tort or breach of contract which is not fully covered by insurance underwritten by responsible insurers; and

(7) Entered into, agreed to enter into, or consummated any other transaction other than in the ordinary course of business.

D. Seller will maintain in a good and workmanlike manner all of the Assets and will continue to operate and manage said property in a reasonable and prudent manner.

E. Seller will keep all of the Assets in its recent condition and state of repair, reasonable wear excepted and after the date of this Agreement, Seller will not enter into any lease, service, maintenance, or management agreement with respect to all or any portion of the Assets without the written consent of the Buyer.

F. Seller owes no obligations, contracted no liabilities or is in breach or default of any agreement affecting its business, or to which any of the Assets are subject, or which might affect the consummation of the purchase and sale described in this Agreement, which have not been made known to Buyer in writing.

G. Seller further represents that Seller is not conveying the Business or Assets in contemplation or anticipation of filing bankruptcy.

H. Seller warrants and represents that copies of actual tax returns sent to the Internal Revenue Service were given to Buyer or Buyer's representative, for their inspection.

I. Except as disclosed in writing to Buyer, Seller has not incurred, and neither it nor any of the Assets are subject to, any liabilities or obligations (accrued, absolute, contingent or otherwise), other than unsecured trade accounts payable arising in the ordinary course of business since September 30, 2003. There are no facts in existence on the date hereof and known to Seller that might reasonably serve as the basis for any material liabilities or obligations of Seller not disclosed in writing to Buyer.

J. To the best of Seller's knowledge, all federal, state, county, local and other taxes, including, without limitation, income taxes, corporate franchise taxes, and sales and ad

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

      valorem taxes, due and payable by Seller on or before the Closing Date have been paid, and Seller has filed all tax returns and reports required to be filed by it with all such taxing authorities. The liabilities for federal, state, county, local and other taxes reflected in the balance sheet represent reasonable and adequate provision for the payment of all accrued and unpaid federal, state, county, local and other taxes of Seller for all periods ending on or prior to September 30, 2003, whether or not disputed. No assessments of deficiencies have been made against Seller, and no extensions of time are in effect for the assessment of such deficiencies.

K. To the best of Seller's knowledge, Seller warrants that there are no claims, actions, suits, proceedings or investigations pending or threatened against or affecting Seller or any of the Assets, at laws or in equity, or before or by any court or federal, state, municipal or other governmental department, commission, board, agency, or instrumentality. Seller is not subject to any continuing court or administrative order, writ, injunction, or decree applicable to it or to its business, property, or employees, and Seller is not in default with respect to any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality.

L. Seller shall execute and deliver, at Closing, such Bills of Sale, Leases, Assignments, Escrow Agreements and other instruments deemed necessary or proper to transfer to Buyer all of the Assets being sold pursuant to this Agreement, as is delineated in Section V of this Agreement. All such documents shall be in form and substance satisfactory to Seller and Buyer.

M. Seller shall prepare appropriate closing instructions directing payment, from the purchase price due Seller, of all such matters that need to be considered, such as applicable prorations, if any, which would pertain to the Assets covered hereunder, and any just claims against Seller received prior to the time set for consummation of the purchase and sale described in this Agreement, which should have the effect of reducing the Purchase Price.

                                      VII.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby warrants and represents to Seller that:

      (a) Buyer has had access to Seller's books and records and an opportunity to ask questions concerning the books, records, and Assets and Buyer has satisfied themselves that the business is consistent with their needs and expectations; and

      (b) Buyer has inspected the Assets and has obtained a third party to inspect the Assets, and has found such property to be in good working condition, reasonable wear and tear accepted, and agrees to accept the same "AS IS, WHERE IS" condition.

      (c) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has full and corporate power and authority to conduct its business as it is now being conducted and enter into and carry out the provisions of this Agreement.

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

      (d) Neither the execution and delivery of this Agreement, nor the consummation of the transaction contemplated hereby, will violate any provisions of the Articles of Incorporation or By-Laws of Buyer or violate any provisions of any agreement of other obligation to which Buyer is a party of by which Buyer is bound or to which its assets are subject, or violate or result in a breach of, or constitute a default under, any judgment, order, decree, rule or regulation of any court or government agency to which Buyer is subject.

      (e) The execution and delivery and performance of this Agreement has been authorized by the Board of Directors of Buyer, and this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms.

                                     VIII.
                                  RISK OF LOSS

      All risk of ownership and loss as to the Assets, whether by fire, vandalism, theft, casualty, or otherwise shall remain with Seller until Closing, as well as all rights under Seller's casualty and property insurance. If any such destruction, loss or damages amounts to more than FIFTY THOUSAND DOLLARS ($50,000.00), Buyer may, at its option terminate this Agreement. All risk of ownership and loss to the Assets, whether by fire, vandalism, theft, casualty, or otherwise will belong to Buyer after the Closing.

                                      IX.
                           ASSUMPTIONS OF LIABILITIES

      Other than as specifically set forth in this Agreement, Buyer shall not and does not assume any of Seller's liabilities, including, but not limited to, any liabilities to any employees of Seller, all taxes of any kind (including, without limitation, all income, franchise, excise and employment taxes, including any interest and penalties thereon), and liabilities arising under any suits, actions or proceedings against Seller or the Assets, and any other debts or contingencies or any other liabilities of Seller, whether fixed or contingent, and all such liabilities shall remain the sole obligations of Seller.

                                       X.
                             COVENANT NOT TO COMPETE

      Buyer and Seller agree that for a period of five (5) years from and after the Closing Date hereof, (the "Restriction Period") Seller, and Seller's partners and its or their officers and directors (which shall be collectively referred to as seller in this section) shall not engage in any business related to the provision of internet services within a 150 mile radius of any office or area of service of Seller including Seller's current locations, as well as any markets entered into during the negotiations and consummation of this agreement and any markets the Seller anticipated entering into during negotiations of this agreement (the "Restricted Area.") The term "Internet Services" as used herein being defined as dial up Internet access, and broadband wireless internet access, including but not limited to, ISDN, DSL, Cable, Satellite access, but does not include web hosting and design. Further, during the Restriction Period, Seller shall not, directly or indirectly, whether individually or as an employee, contractor, agent, officer, director, or owner (directly or indirectly) of an entity, engage in a business providing Internet Services in

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

or to the Restricted Area. During the Restriction Period and within the Restriction Area, Seller further agrees that it shall not, either directly or indirectly, through any person, firm, association or corporation with which they are now or may hereafter become associated, cause, induce or encourage any present or future employee of Buyer or of any of its affiliates to leave the employ of Buyer or any such affiliate to accept employment with it, with any such person, firm, association, or corporation, or with any business that conducts a business in competition with or similar to that to be conducted by Buyer. The foregoing agreement not to compete shall not be held invalid or unenforceable because of the scope of the territory or actions subject thereto or restricted thereby, or the period of time within which such agreement is operative, but any judgment of a court of competent jurisdiction may define the maximum territory of action subject to and restricted by this paragraph and the period of time during which such covenant is enforceable. Seller consents to the entry against it of injunctive relief in the event of its breach of this covenant.

                                      XI.
                       CONDITIONS AND OBLIGATIONS OF BUYER

      The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the following conditions:

A. Buyer shall not have discovered any material error, misstatement, or omission in the representations or warranties made by Seller throughout the provisions of this Agreement.

B. Affidavit of Seller. Buyer shall have received an affidavit of Seller reasonably satisfactory in form and content to Buyer's counsel to the effect:
(ii) that Chris Griffith is the majority owner of the Business and Seller has full and exclusive right to sell the Assets (iii) that the Agreement has been validly authorized and is binding obligation of Seller, (iv) that the Assets being acquired by Buyer pursuant to the Agreement are free and clear of any liens and encumbrances, and Buyer shall receive good and marketable title from the Seller to the Assets as of the Closing Date; (v) that any lawsuits filed against the Seller or the Businesses have been settled and Seller has set aside funds to pay such settlement. and such other matters as Buyer may reasonably require. In rendering such opinion, Buyer's counsel shall be entitled to rely as to factual matters upon certificates and other items attached to the affidavit and satisfactory to Buyer.

C. Seller shall have fully complied with the provisions hereof.

                                      XII.
                                 INDEMNIFICATION

      Buyer agrees only to acquire the Assets of the Seller described herein and nothing herein shall be construed as an assumption by the Buyer of any of the Seller's liabilities or obligations Except as otherwise permitted by this Agreement. Seller agrees to indemnify and hold and save Buyer free and harmless from any and all claims, demands, damages, suits, causes of action, lawsuits, liability, costs and expenses (including Buyer's attorney's fees in defending themselves as necessitated by such action) of any kind or character incurred in connection with, resulting from or on account of:

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

      (a) All debts, accounts payable, obligations or liabilities of the Seller for all periods prior to the closing date only.

      (b) Any applicable federal, state, county, city, or other taxes of any nature whatsoever by Seller, incurred, accrued or relating to property owned or leased for all periods prior to closing date.

      (c) Any violations, up to the closing date, of any federal, state, local or environmental laws, statutes or regulations applicable to the business.

                                     XIII.
                                    EMPLOYEES

      Seller shall terminate employment of all employees of the Business other than those currently on disability leave, upon the actual closing date of this Agreement. Seller will pay wages through that date, and Buyer shall be responsible thereafter. It is further agreed that all salaries, wages, vacation pay, sick leave pay, all other compensation of any form whatsoever, accruing prior to the closing date, will be fully and finally paid to all employees, independent contractors, agents and servants of the Seller, at closing, at the sole risk, cost and expense of the Seller. Buyer will rehire selected employees upon satisfactory interviews and the employees' execution of noncompete and nondisclosure agreements.

                                      XIV.
                                     DEFAULT

      If Seller or Buyer fail to comply with any of the terms hereof, either party may terminate this contract and seek any relief as may be provided by law.

                                      XV.
                               INVALID PROVISIONS

      If any provision of this Agreement is held to be illegal, invalid, or unenforceable under the present or future laws, such provision shall be fully severable; the Agreement shall be construed and enforced as if such provision had never comprised a part of this Agreement and full force and effect and shall not be affected by the illegal, invalid, or unenforceable provisions or by its severance from this Agreement.

                                      XVI.
                            MISCELLANEOUS PROVISIONS

A. This Agreement is governed by the laws of the State of Texas.

B. Each individual party shall be responsible for their own legal expenses.

C. Buyer acknowledges that this Agreement and its contents are not public and Buyer agrees to maintain the confidentiality, as best it can pending closing of this Agreement and all its terms, conditions and covenants.

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

D. This Asset Purchase Agreement, along with the Bill of Sale, assignment and assumption of Contracts and Escrow Agreement shall constitute the entire agreements between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended, except by an instrument in writing, signed by the Buyer and the Seller.

E. This agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

F. The paragraph captions in this Agreement are for the convenience only and shall not in any way limit or be deemed to construe and interpret the terms and provisions hereof. All words herein in the neuter gender shall be deemed to include words in the male or female gender, and vice versa, whenever the context shall so require. Likewise, all words herein in the singular shall be deemed to include words in the plural, and vice versa, whenever the context shall so require.

                                     XVII.
             NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

      All statements contained herein, in any exhibit hereto, or in any certificate or other written instrument delivered by or on behalf of Seller or Buyer pursuant to this Agreement, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by Seller or Buyer, as the case may be. Regardless of any investigation at any time made by or on behalf of any party hereto, or of any information any party may have in respect thereof, all covenants, agreements, representations and warranties made hereunder, or pursuant hereto, or in connection with the transactions contemplated hereby, shall survive the Closing and shall continue in effect thereafter for a period of two (2) years after the Closing Date, and five (5) years with regard to the Covenant Not to Compete.

                                     XVIII.
                                     NOTICES

      Whenever in this Agreement notice is required or permitted to be given by either party or the other, such notices shall be in writing and sent by certified or registered mail, return receipt requested, addressed as follows:

Buyer:           Wireless Frontier Internet, Inc
                    104 W. Callaghan
                    Fort Stockton, Texas 79735

With a copy to:  Patrick H. Cordero, Jr.
                    1603 N. Big Spring
                    Midland, Texas 79701

Seller:          Bartell & Griffith Ltd., L.L.P.
                    11 Tanglewood
                    Uvalde,Texas 78801


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

With a copy to:  Phillip M. Hughes
                    218 North Getty Street
                    Uvalde, Texas 78801

      Notices shall be deemed delivered when deposited in the United States mail as above provided. Changes of address by either party must be by notice to the other in the same manner as above specified.

WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the ___ day of November, 2003 but effective for all intents and purposes as of the 30th day of September, 2003.

Seller:
Bartell & Griffith, LTD. L.L.P.
By: Bartell & Griffith, Inc.
its General Partner


By: /s/ Bill Bartell
   ---------------------------------
Bill Bartell, President


Buyer:
WIRELESS FRONTIER INTERNET, INC.


By: /s/ Alex Gonzalez
   ----------------------------------
ALEX GONZALEZ, CEO


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


COUNTY OF UVALDE            ss.

      This instrument was acknowledged before me on this 20 day of November, 2003, by Bill Bartell, President of Bartell & Griffith, Inc., the General Partner of Bartell & Griffith Ltd. L.L.P.


                                    /s/ [Notary Public, State of Texas]
                                    ------------------------------------
                                    Notary Public, State of Texas



STATE OF TEXAS        ss.

COUNTY OF PECOS       ss.

      This instrument was acknowledged before me on this 20 day of November, 2003, by ALEX GONZALEZ, CEO OF WIRELESS FRONTIER INTERNET, INC.


                                    /s/ Tammy Huckaby
                                    --------------------------------
                                    Notary Public, State of Texas





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